P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Announces Notice of Delinquency from Nasdaq

Houston, Texas (February 22, 2008) – Synthesis Energy Systems, Inc. announced today that it received a Nasdaq Staff Determination on February 20, 2008 indicating that the Company fails to comply with the continued listing requirements set forth in Marketplace Rule 4310(c)(14) by failing to timely file its quarterly report on Form 10-QSB for the quarter ended December 31, 2007.  The Company’s common stock is therefore subject to delisting from The Nasdaq Capital Market. The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.

As explained in the Company’s Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission on February 15, the audit committee of the board of directors of the Company and KPMG LLP, its independent registered public accounting firm, are in the process of reviewing a payment that was recorded as an operating expense during the quarter ended December 31, 2007.

About Synthesis Energy Systems, Inc.

The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets. The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical feedstock and transportation fuel applications. The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The Company currently has offices in Houston, Texas, Shanghai and Beijing, China. For more information on the Company, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements

The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology, our results of operation in foreign countries and our ability to maintain production from our first plant in the Hai Hua project. The Company cautions that the foregoing factors are not exclusive. The Company assumes no obligation to update the information contained in this press release.

6330 West Loop South, Suite 300  Houston, Texas 77401

Tel: (713) 579-0600 / Fax: (713) 579-0610

Contact:
Synthesis Energy Systems, Inc.

Molly Whitaker

Investor Relations

(713) 579-0607

molly.whitaker@synthesisenergy.com